SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☒  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only

       (as permitted by Rule 14a-6(e)(2))

☐  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Performance Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

Performance Industries, Inc.

Dear Fellow Shareholders,

We went public almost 20 years ago, in October of 1983. At that time we were engaged in the automotive parts business and were known as Mr. Gasket Company. We went public to raise capital and to allow us to use our stock to make additional acquisitions in the automotive industry. Unfortunately, in 1991 our company was forced to declare bankruptcy, primarily because of a $10 million judgment against us on a copyright claim. This judgment was eventually overturned, but not until after we had to sell our automotive parts business to meet our debts. In connection with the sale of the Mr. Gasket assets, we changed our name to Performance Industries. Following the bankruptcy, we entered the restaurant business by acquiring existing restaurants and opening several others. We presently own and operate five restaurants/nightclubs in Arizona and California.

In 1999, we began to have difficulty complying with our SEC reporting requirements. As a result, our stock was removed from trading on the NASDAQ® Over-the-Counter Bulletin Board in 2000. Since our delisting from the bulletin board, our stock has traded only sporadically on the Pink Sheets®. Presently there is no market for our stock.

Our board of directors was faced with a difficult decision – attempt to comply with our SEC requirements and create a viable market for our stock, or terminate the company’s public registration. For the reasons described in the accompanying proxy statement, we chose to go private. We do not comply with recently enacted SEC rules or new market listing requirements and believe it would be difficult for us to meet these requirements. Because of the reduced size and nature of our business, we can no longer justify the expense of being a public company.

The board has determined that a 1,500 for one reverse stock split would be the most effective manner in which to exit the SEC filing system. When the stock split is completed, if you own fewer than 1,500 shares you will receive a cash payment of $1.00 for each of your shares and cease to be a shareholder of the company. We believe the proposed stock split to be fair to our shareholders for the reasons described in the proxy statement.

You should be aware that I beneficially own 3,630,972 shares of Performance Industries’ stock, which amounts to approximately 90% of the outstanding shares. I intend to vote my shares in favor of the proposed stock split.

All shareholders are invited to attend the meeting in person. If you are unable to attend we ask that you execute and return the proxy form as promptly as possible.

If you execute a proxy form you may still attend the meeting, revoke the proxy and vote your shares in person. Thank you for your continued support.

Sincerely,

JOE HRUDKA	<Notice Date>
President and Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the transaction proposed in this proxy statement. The SEC has not passed upon the fairness or merits of the transaction nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

2

Preliminary Proxy Statement for a

Special Meeting of the Shareholders

of Performance Industries, Inc.

To be Held on <Meeting Date>

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Performance Industries, Inc., an Ohio corporation (the “Company”), will be held at 10:00 A.M., local time, on <Meeting Date>, at our principal executive offices at 7740 E. Gelding Drive, Suite 2, Scottsdale, Arizona 85260, to approve an amendment to the Company’s articles of incorporation to effect a 1,500 for one reverse stock split of the shares of common stock of the Company. The reverse split is the first step in a proposed “going private” transaction described in greater detail below.

Our Board of Directors called the special meeting, and this proxy statement is furnished to you by our board in connection with its solicitation of proxies from the holders of the Company’s common stock for use at the meeting or at any adjournments or postponements of the meeting. The approximate date that this proxy statement and the enclosed form of proxy are first being sent to shareholders is <Notice Date>. If you have any questions about the meeting, please call us at 480-951-1705.

Frequently Asked Questions

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. For a more complete description of the terms and conditions of the reverse stock split and the amendment to our articles of incorporation, you should carefully read this entire document, the attachments and the other documents to which we refer.

Why is the Company proposing a reverse stock split?

The 1,500 for one reverse stock split and purchase of fractional shares resulting from the split will enable the Company to “go private” by reducing the number of shareholders of record to less than 300. The reasons for the reverse stock split are discussed below under the caption “Reverse Stock Split Proposal — Purpose and Reasons for Reverse Stock Split.”

What does “going private” mean?

After the stock split is completed, we will be able to terminate registration of our stock under the Securities Exchange Act. As a private company:

3

•	We will no longer be required to file annual, quarterly and other reports with the Securities and Exchange Commission.

•	Our stock will no longer be eligible for listing on the OTC Bulletin Board® or other stock exchanges, and there will be no public market for our stock. Presently, our stock trades only sporadically, if at all, on the Pink Sheets®.

The impact of taking the Company private is discussed below under the captions “Reverse Stock Split Proposal — Purpose and Reasons for the Reverse Stock Split” and “ — The Impact of the Reverse Stock Split on the Company’s Shareholders.”

What will I receive if the reverse stock split is approved?

If the reverse stock split is approved by the shareholders and implemented:

•	Each share of existing common stock will be exchanged for 1/1,500 of a share of new common stock.

•	No new certificates representing fractional shares will be issued. Instead, we will purchase fractional shares for $1.00 per share of stock now outstanding. This transaction will not involve commissions or other transaction fees that would be charged if you sold your shares on the open market. We estimate that we will pay an aggregate of approximately $120,000 to the Company’s shareholders for their fractional shares. We estimate that approximately 97% of our shareholders will only have fractional shares after the reverse stock split, and therefore those shareholders will receive only cash and no longer own any of our stock.

The issuance of new shares and purchase of fractional shares is described below under the captions “Reverse Stock Split Proposal — Structure of Reverse Stock Split” and “ — Exchange of Stock Certificates and Payment for Fractional Shares.”

Does the board of directors believe the reverse stock split is fair?

Yes, our board believes that the reverse stock split proposal is fair to and in the best interests of the Company and all of our shareholders. The directors also believe that the $1.00 fractional share purchase price is fair to our shareholders who are not affiliated with the Company. The reasons that the board believes the stock split to be fair, and the methodology the board used to determine the purchase price, are described below under the caption “Reverse Stock Split Proposal — Fairness of the Reverse Stock Split.”

Who is entitled to vote?

Shareholders as of the close of business on <Record Date>, the record date, are entitled to vote at the special meeting. Each share of common stock is entitled to one vote. Shareholder voting is discussed below under the caption “Reverse Stock Split Proposal — Summary.”

4

How do I vote?

Each shareholder should sign and date the enclosed proxy card and return it to us in the prepaid envelope. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the stock split. Of course, if you specify a different choice by means of the enclosed proxy, your shares will be voted in accordance with your specifications. The voting process is described below under the caption “Reverse Stock Split Proposal — Summary.”

What vote is required to amend the articles of incorporation?

The affirmative vote of the holders of a majority of the shares that are present in person or by proxy at the meeting is required to approve the proposed amendment to our articles of incorporation and to effect the stock split. The representation in person or by proxy of a majority of the issued and outstanding shares of stock entitled to vote is necessary to provide a quorum at the meeting. Joe Hrudka, our President and Chairman of the Board, owns over 90% of our outstanding shares. He has indicated that he intends to vote in favor of the proposed amendment, and therefore, it will be approved no matter how you or other shareholders vote. The amendment to the articles of incorporation is described below under the caption “Reverse Stock Split Proposal — Summary.”

What should I do if I hold my shares in “street name”?

If you do not own your stock in your name, but instead hold shares through a nominee, such as a bank or broker, you should contact your nominee to determine how the stock split will affect you. The treatment of shares held in “street name” is discussed below under the captions “Reverse Stock Split Proposal — Summary” and “— Structure of Reverse Stock Split.”

Do I have appraisal or dissenter’s rights?

There are no appraisal rights for any shareholder who dissents from approval of the proposed reverse stock split under our governing documents or applicable Ohio law. The lack of appraisal rights is discussed below under the caption “Reverse Stock Split Proposal — Appraisal Rights.”

Forward Looking Statements

This proxy statement contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements, which speak only as of the date of this proxy statement. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially than those made in, contemplated by, or

5

underlying the forward-looking statements. For these reasons, do not place undo reliance on any forward-looking statements included in this proxy statement.

Reverse Stock Split Proposal

Summary

In August 2002, members of our board began to seriously consider the advantages of taking the Company private. On August 16, management discussed the mechanics and anticipated effects of a possible reverse stock split with our legal counsel. On November 1, 2002, the board adopted a resolution, subject to shareholder approval, that our amended and restated articles of incorporation be amended to effect a 1,500 to one reverse stock split of our common stock, so that each share of existing common stock will be exchanged for 1/1,500 of a share of “new” common stock. There are no material differences between the respective rights, preferences or limitations of the existing stock and the new stock.

Voting at the Meeting

On <Record Date> there were 3,992,395 shares of the Company’s common stock outstanding. Each share of common stock is entitled to one vote. The shareholders present in person or by proxy at the meeting will constitute a quorum if they hold at least a majority of the outstanding shares of the Company’s stock. A shareholder who submits a properly executed proxy card will be considered part of the quorum. In order to complete the reverse stock split, the holders of a majority of the shares entitled to vote at the meeting must vote for the amendment to our articles. Shareholders as of the close of business on <Record Date>, the record date set by the board, are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.

In order to be represented at the meeting, you should sign and date the enclosed proxy card and return it to us in the prepaid envelope. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the stock split. Of course, if you specify a different choice by means of the enclosed proxy, your shares will be voted in accordance with your specifications. You may also attend the meeting and vote in person, even if you have already returned a proxy.

Broker non-votes are treated as shares as to which voting power has been withheld by the beneficial owners of those shares and, therefore, as shares not entitled to be voted at the meeting. Thus, although broker non-votes have no effect on the vote, they have the practical effect of reducing the number of affirmative votes required to approve the proposed amendment to the articles by reducing the total number of shares entitled to vote on the proposal. A broker non-vote occurs when a broker holding stock in “street name” indicates on the proxy that the broker does not have discretionary authority to vote on a matter and has not received instructions from the beneficial owner of the stock.

6

Proxies that are marked “abstain” with respect to the approval of the proposed amendment will be counted for the purpose of determining the number of shares of stock represented at the meeting for a quorum, but will not be counted in determining whether the requisite vote has been obtained for approval of the proposed amendment. However, abstentions have the practical effect of reducing the number of affirmative votes required to approve the proposed amendment to the articles by reducing the total number of shares entitled to vote on the proposal.

Mr. Hrudka, President and Chairman of the Board, beneficially owns 90.9% of our outstanding stock and intends to vote his shares in favor of the stock split. By approving this proposal, the shareholders authorize the board to implement the reverse stock split by filing an amendment to our articles with the Ohio Secretary of State’s office within ten business days following the proposal’s approval at the meeting. The stock split will reduce the number of authorized shares of common stock in the same 1,500 for one ratio, from five million shares to 3,333 shares, which is in proportion to the reverse stock split. A copy of the proposed amendment is attached to this proxy statement for your review.

Effect of the Stock Split

We will issue a new share of common stock to shareholders for every 1,500 shares they own. Instead of issuing any fractional shares, we will pay the fair value for those shares of stock that would otherwise be converted into fractional shares as a result of the stock split. Our board has determined that the fair value of our stock is $1.00 per share. Please see “Fairness of the Reverse Stock Split” below for a discussion of how the board reached this conclusion. Payment for fractional new shares will be made promptly after receipt of a properly completed letter of transmittal and stock certificates. Please see “Exchange of Stock Certificates and Payment of Fractional Shares” below for additional information about the exchange process. You will not be required to pay a service charge in connection with the exchange of your certificates or in connection with the payment of cash for your fractional shares.

The following table presents a summary of the effect of the stock split on our shareholders. Please note that shareholders whose shares are registered in their own names are referred to as “registered shareholders.” Please see “Structure of Reverse Stock Split” below for additional details.

If you are a . . .	then you will receive . . .
registered shareholder who own 1,500 shares of stock	one whole share of new common stock.

registered shareholder who owns more than 1,500 shares of stock	one or more shares of new stock on a 1,500 for one basis, with a cash payment of $1.00 for each of your shares that would otherwise result in fractional new shares.

7

registered shareholder who owns fewer than 1,500 shares of stock	a cash payment of $1.00 for each of your shares.

shareholder who holds stock in “street name” through a nominee, such as a bank or broker, then	you should contact your nominee before the meeting to determine how the stock split will affect you because each nominee will have its own procedures.

Shareholder Proposals

Any shareholder may submit a proposal to be considered for inclusion in the proxy statement for our next annual meeting of shareholders. However, we must receive the proposal in writing at our principal executive offices at 7740 E. Gelding Drive, Suite 2, Scottsdale, Arizona 85260 a reasonable time before we begin to print and mail our proxy materials. We have not yet set a date for our next annual meeting.

We have not received any proposals relating to the <Meeting Date> special meeting. However, a shareholder may present a proposal directly to our shareholders at the special meeting, although SEC rules permit management to vote proxies in their discretion on the proposed matter.

Background

Our stock was previously traded on The NASDAQ® Over-the-Counter Bulletin Board®, or the OTCBB. However, in the summer of 1999, the OTCBB adopted rules requiring listed companies to remain current in their filings with the Securities and Exchange Commission. Companies that become delinquent in their required filings are removed from the bulletin board following a 30 or 60 day grace period if they do not make the necessary filings during that time.

We began to have difficulty maintaining our reporting requirements with the SEC in 1999. In 1998 we were forced to let our in-house counsel and full-time CEO go in order to reduce expenses. In addition, in 1999 our independent auditor was acquired by a larger accounting firm, which created additional delays in finalizing the financials necessary to complete our annual report because the new firm needed time to become familiar with our business. In April 2000, we received a notice from the OTCBB stating that the Company would be removed from the bulletin board due to its delinquency in filing reports with the SEC. On May 16, 2000, our shares were removed from trading on the OTCBB and, to date, have not traded on any other exchange. Since our delisting from the OTCBB, our stock has traded only sporadically on the Pink Sheets® which provides internet-based quotation services for over the counter stocks for market makers and brokers. After our stock’s delisting, the board considered terminating its public registration, but was not aware at that time that the Company could be taken private via a reverse stock split.

8

Our removal from the OTCBB resulted in progressively less trading activity in our stock, less liquidity for our shareholders and diminished opportunities for future equity financing of our capital requirements. To our knowledge, the last trade for our stock occurred on August 19, 2002 for a purchase price of one-tenth of a penny per share.

Last summer, NASDAQ announced that the OTCBB will be phased out, and replaced by a new, more rigorous market, the BBXSM (Bulletin Board Exchange). The BBX will bring listing standards more in line with the NASDAQ National and SmallCap Markets, but will not require the financial or minimum share price standards of these markets. Although the new BBX rules have not been finalized, we do not presently meet the proposed BBX requirements in several respects. As discussed above, we have not remained current with our SEC filings. In addition, we do not have the required market maker, nor do we meet the audit committee, code of conduct or shareholder meeting requirements. Although we cannot estimate the cost to qualify for listing on the BBX, we believe it would be significant.

On July 30, 2002, President Bush signed the far-reaching Sarbanes-Oxley Act. This new law makes significant changes in corporate governance and disclosure requirements for public companies. The Sarbanes-Oxley Act imposes strict disclosure requirements regarding internal controls, audit oversite and audit procedures. We do not believe that we have adequate full-time financial personnel to meet our SEC disclosure requirements on an ongoing timely basis. In addition, our current accountants do not intend to register with the Public Company Accounting Oversight Board as required by Sarbanes-Oxley to qualify to audit public companies. We also do not presently comply with suggested audit committee, independence and code of conduct structures. The SEC is currently in the process of promulgating final rules relating to additional new standards for publicly-listed companies. We believe it would be difficult for us to meet all of the new Sarbanes-Oxley requirements without hiring additional personnel and obtaining legal and accounting assistance. Although we cannot accurately determine the costs of implementing controls to timely meet these new requirements, we believe they would be significant.

Our board held a series of meetings to discuss the lack of public market for our stock and implement a plan for the future. Management expressed its view that neither the Company nor its shareholders derive significant benefit from our being a public company. We would incur considerable cost to maintain our status as a public company and, as discussed above, we may be unable to comply with the recently enacted Sarbanes-Oxley Act. Our board considered the advantages and disadvantages of being a public company and unanimously directed management to conduct a cost and feasibility study of going private.

At the suggestion of Mr. Hrudka’s personal accountant, our CFO consulted with new legal counsel and learned that taking the Company private could be

9

accomplished by a reverse stock split, with cash being paid for fractional shares that result from the split. Management reviewed the Company’s stock records and determined that a 1,500 for one reverse stock split would have the probable effect of reducing the number of registered shareholders below 300, which would allow the Company to terminate public registration of its stock. Management informed the board that a lower split ratio would likely reduce the number of shareholders to less than 300, but recommended a 1,500 for one split to ensure that the Company is able to go private given that the economic impact of increasing the ratio did not overshadow the benefits. In addition, the directors recognized that too large a number of shareholders can be awkward for a private company and entail many of the costs (in connection with distributing annual financial statements, for example) that the board wished to avoid. Messrs. Hrudka, Fochtman and Haire, on behalf of the board and in their individual capacities, determined that the reverse stock split would be the most effective manner in which to exit the SEC filing system and approved the implementation of the 1,500 to one stock split.

As of <Record Date>, we had approximately 985 registered shareholders. Approximately 955 of these shareholders hold fewer than 1,500 shares. In the aggregate, these shareholders hold less than 3% of our stock.

Purpose and Reasons for the Reverse Stock Split

The purpose of the stock split is to reduce the number of our registered shareholders to allow us to terminate registration of our stock under the Exchange Act. We may terminate this registration if we have fewer than 300 shareholders of record following the split. We estimate that the purchase of fractional shares following the stock split will reduce the number of our registered shareholders to 30. However, we cannot absolutely guaranty that we will have fewer than 300 shareholders following the stock split. Although we believe it to be only a remote possibility, if more than 300 shareholders remain after the split we will be unable to cease public registration of our stock. You should note that the decision by our board to terminate our Exchange Act registration does not require shareholder approval and will not be voted on at the shareholders meeting. In addition, while we intend to terminate our registration following the split, our board may choose not to implement this strategy if extraordinary circumstances arise that cause the directors to determine, in the exercise of their fiduciary duties, that going private is not then in the best interests of the Company and its shareholders. However, we do not foresee a situation in which the board would choose not to terminate our public registration. If we are unable or choose not to terminate our registration we will continue to be subject to the Exchange Act with all of the attendant costs discussed below. Our board recommends that you approve the reverse stock split proposal to achieve this goal for the reasons described below.

As a registered company, we are subject to the SEC periodic reporting and proxy solicitation requirements. Compliance with the filing and reporting requirements imposed on public companies by the Exchange Act entails significant direct and indirect costs. Examples of direct costs include: higher attorney’s and auditor’s

10

fees; higher printing and mailing costs; increased miscellaneous clerical and other expenses (e.g., word processing, EDGARizing, telephone and fax charges associated with SEC filings); and the charges of brokers and transfer agents in forwarding materials to shareholders. We would also incur substantial indirect costs to comply with our Exchange Act registration as a result of the executive time expended to prepare and review required SEC filings. The cost of directors and officers’ insurance is also higher for public companies. We estimate that our annual costs in connection with our Exchange Act registration would exceed $100,000, broken down as follows: independent auditor’s fees — $40,000; directors and officers insurance premiums — $25,000; legal counsel’s fees — $20,000; transfer agent costs — $5,000; printing and EDGARization expenses — $5,000; and miscellaneous costs and expenses — $5,000. Although this is only an estimate, and actual costs could be higher or lower, our expenses would greatly increase if we are required to remain current with our SEC filing requirements. Because of the rapidly evolving regulatory environment, and because we have not been current with our SEC filings for several years, we find it difficult to quantify the indirect costs resulting from executive time spent to prepare and review SEC filings. However, we believe it would be material for a small company like ours, and that we would have to hire a full-time CFO to ensure timely compliance. Going private will allow us to avoid these additional costs, as well as lower the risk of liability that typically attends public (as distinguished from private) company status.

There are many advantages to being a publicly-traded company, including stock value, stock liquidity, and use of company stock to raise capital or make acquisitions. However, because there is no market for our stock, we have not effectively taken advantage of these benefits, at least to the extent of justifying the continuing direct and indirect costs of public registration. When we were a manufacturer and distributor of automotive parts with stock trading at $10 per share, the additional costs associated with being a publicly-held company were in proportion to the advantages gained. Now that our business is smaller and in the present regulatory environment, the costs far outweigh any potential future benefit.

The reverse stock split will also allow our small shareholders to liquidate their holdings at a fair value without typical transaction costs. Transaction costs for the public sale of small blocks of stock (assuming a buyer is available) significantly reduce the liquidity of the shares, since in most cases these transaction costs represent a large percentage of the value of the shares, particularly for a stock, such as ours, priced at less than one dollar.

For our shareholders who own more than 1,500 shares, reducing a large number of small shareholders (approximately 97% of the existing shareholders) will result in savings to the Company by reducing the administrative costs of providing annual reports, proxy information and other shareholder services. In addition, since it is important in certain corporate transactions to be able to quickly communicate with our shareholders, reducing such a large number of our shareholders that cannot be readily located reduces delays in implementing corporation strategies.

11

After taking into account all of the benefits and disadvantages of the Company’s registration under the Exchange Act at the present time, the board has concluded that the continued monetary and human resource expense of such registration is unjustified given our inability to effectively take advantage of many of the benefits of public registration. To achieve the savings from termination, the board instructed management to implement the stock split and termination of registration of the shares as soon as practicable absent any significant changes that would result in the board determining that the benefits of continued registration would outweigh the disadvantages. The board does not foresee such a change in circumstance.

Fairness of the Reverse Stock Split

Each of Joe Hrudka, Chairman of the Board, President and the majority shareholder of the Company, Edmund L. Fochtman, Jr., Chief Financial Officer and director, and Allen Haire, director, believe that the reverse stock split proposal is fair to and in the best interests of the Company and its shareholders, including those shareholders who will receive a cash payment and those shareholders who will receive new shares, and that the process by which the stock split is to be approved is fair. Furthermore, each of the directors believes the proposed transaction is both procedurally and substantively fair to the unaffiliated shareholders as a separate group. Each of the directors arrived at this conclusion independently, although in connection with discussions with the other board members. In this document, we often use the shorthand of referring to the “board,” but all references to considerations and conclusions by the board as to fairness and to factors considered by the board apply equally to each of Messrs. Hrudka, Fochtman and Haire individually. The board has unanimously approved the stock split and recommends that you vote for its approval and adoption. Mr. Hrudka owns 90.9% of our stock and has indicated that he will vote for the stock split. Messrs. Fochtman and Haire have also indicated that they intend to vote in favor of the proposal.

The board considered a number of factors in determining the fairness of the stock split prior to approval of the proposed transaction. In reaching its determination that the stock split is substantively fair to all unaffiliated shareholders, the board recognized that the stock split will allow our small shareholders to liquidate their holdings, a task that they could not otherwise accomplish since there is no readily available public market for the shares. In addition, they will be able to do so without paying brokerage or other transactional fees. For those shareholders who are not cashed-out, the stock split will not change their rights, preferences or limitations as shareholders. The stock split will likely enable the Company to cease public registration, so in making its determination of the fairness the stock split to those unaffiliated shareholders who will continue to own shares after the split, the board also factored in the added administrative costs and resources involved in complying with the requirements of being a publicly-held company.

12

These costs are described above under “Purpose and Reasons for the Reverse Stock Split.”

Procedural Considerations

In considering the approval of a transaction such as the proposed stock split, a board of directors may institute certain procedural safeguards to guard against bias, such as obtaining a fairness opinion, forming a special committee of unaffiliated directors or requiring the approval of unaffiliated shareholders. For the reasons described below, the board did not feel it was necessary or advisable to institute any of these procedures.

The board did not retain an investment bank or other financial adviser to render a report or opinion with respect to the fairness of the stock split to the Company or its shareholders. Although management did not solicit bids, based on management and counsel’s experience, we estimate that the cost of obtaining a fairness report or opinion would likely exceed $50,000. The board determined that obtaining a fairness opinion would have provided little, if any, incremental value to the deliberations of the board given the knowledge and experience of the Company’s management and directors in the areas of the Company’s business. The board concluded that this expense was unwarranted since the board itself could adequately establish the fairness of the stock split proposal, without an outside fairness report or opinion, by addressing the factors and considerations described in this section.

The board did not establish an independent representative for the unaffiliated shareholders of the Company in determining the terms of the stock split because the board concluded that there was sufficient representation in the decision-making process at the board level to protect the interests of these shareholders. This decision was based on the fact that two of our directors do not have a significant ownership or continued employment stake in the Company. Our board consists of three directors. Mr. Hrudka is the majority shareholder and president. Mr. Fochtman serves part-time as our chief financial officer and receives annual compensation of $25,000. He owns 25 shares of our stock. After the split Mr. Fochtman will continue to serve as a director, but will cease to own any shares and, if the going private transaction is implemented, his services as CFO will no longer be necessary after this year. Due to Mr. Fochtman’s nominal stock ownership and his lack of substantial compensation as CFO, we believe that he is well-suited to represent the interests of the unaffiliated shareholders. Mr. Haire is independent because he is neither a significant shareholder nor an employee of the Company. Messrs. Fochtman and Haire, like most of the unaffiliated shareholders, will be cashed out in the reverse stock split. In addition, they have no expectation of continued employment with the Company after the completion of the going private transaction, although both will likely continue to serve as directors. We believe that the presence and involvement of Messrs. Fochtman and Haire is sufficient to protect the interests of unaffiliated shareholders because Messrs. Fochtman and Haire’s stake in the transaction is similar to the unaffiliated shareholders’.

13

No independent committee of the board has reviewed the fairness of the stock split proposal. We believe that because Messrs. Haire and Fochtman do not have a significant economic interest in the Company, they are able to adequately convey their opinions and concerns to the entire board without the need for establishing a separate committee. We do not believe that creating an independent board committee would have changed the director’s conclusion, which was unanimous approval of the proposed transaction.

The stock split has not been structured so that approval of at least a majority of the unaffiliated shareholders is required. Each director has a fiduciary duty to all shareholders, including the unaffiliated shareholders. The board determined that its fiduciary obligations would protect the interest of the unaffiliated shareholders and that it would not be necessary to grant to the holders of less than 5% of our stock the ability to veto the transaction. Approximately 30 of the Company’s unaffiliated shareholders own more than 1,500 shares and account for approximately 5% of the Company’s shares. The shareholders owning fewer than 1,500 shares represent less than 3% of the ownership interests of the Company. In addition, many of the unaffiliated shareholders own their stock in “street name.” Requiring the majority vote of the unaffiliated shareholders would have increased the cost of the proxy solicitation and could have meant that the proposal might not be approved due only to the difficulties involved in locating and obtaining votes from the unaffiliated shareholders. In the end, the board determined that entrusting responsibility for the decision to move forward on the reverse stock split to a group of stockholders owning such a small interest in the Company would be inappropriate.

In the stock split the unaffiliated shareholders, other than those shareholders who own fewer than 1,500 shares, will retain their percentage ownership in the Company in all material respects. The ownership interests of the small shareholders will be terminated as a result of the stock split, but the board concluded that the completion of the split will be an overall benefit to these shareholders because of the illiquidity issues discussed above.

Determination of the Purchase Price

The board adopted the most recent purchase prices as the most appropriate measure of payment in lieu of issuance of fractional shares, and therefore this methodology was given the maximum weight. Over the past two years, we have on occasion purchased our stock back on the open market and in private transactions for prices ranging from $1.00 to $1.50. In the quarters in which we bought back stock during that time, the average price of our purchases was $1.41 in the fourth quarter of 2001, $1.50 in the first quarter of 2002 and $1.00 in the third quarter of 2002. In the last quarter of 2002, we purchased a total of 13,650 shares from individual shareholders for $1.00 per share in privately negotiated transactions on October 15 (2,750 shares), October 28 (10,150 shares) and November 12 (750 shares). The board did not give as much weight to the stock purchases that

14

occurred in February and March of 2001 for a purchase price of $1.50 per share since all other purchases since those dates have been for $1.00.

The board also considered other valuation methods and factors, but rejected each as discussed below:

Historical market prices.    The board gave no weight to this factor because it did not feel that historical market pricing accurately reflected the current value of our stock because it is no longer traded on the Over-the-Counter Bulletin Board and does not qualify for listing on the new Bulletin Board Exchange. Currently, the Company’s stock trades only sporadically, if at all, on the Pink Sheets. Since May 2000, the Company’s stock traded on three occasions for the periods of November 2000 through January 2001 with prices ranging from $0.25 to $0.010 per share. The last trade for our stock on the Pink Sheets occurred on August 19, 2002 for a purchase price of one-tenth of a penny per share. The board did not give any weight to the market prices for trades on the Pink Sheets due to the irregularity and the minimal purchase price per share of the trades. Please see “Background” above for a discussion of the lack of market for our stock.

Net book value.    As of December 31, 2002, the Company’s net book value per share was $1.76. However, the board gave no weight to this factor because it maintains that book value is not an appropriate measure for establishing the fair value for the cash to be paid for fractional shares as it is an accounting methodology that is based on the historical cost of the Company’s assets, and so does not reflect its current value.

Going concern value.    A going concern valuation is an attempt to establish the present value of future earnings of a company in the context of what returns an investor could expect to receive on his or her investment over a future period. Two key factors in using this valuation methodology are establishing a reasonably accurate forecast of earnings and identifying an appropriate discount rate to establish the present value of those future earnings. To establish a reasonably accurate forecast of earnings, the board would need to review historical earnings, the Company’s current financial condition, and any future earnings projections. However, the board believes that a going concern value could not be established with reasonable accuracy because the Company’s earnings have historically proven difficult to predict and any going concern valuation would be too subjective to be given much weight.

Liquidation value.    The board determined that the liquidation value, were the Company to be liquidated, could be less than book value. This is because our assets, which consist primarily of property and equipment, would likely sell at a discount in the event of a liquidation. The board concluded that liquidation value would not be an appropriate valuation measure.

Comparative company analysis.    The restaurant business is highly competitive. We compete with a number of chains and restaurants owned by substantially

15

larger companies with greater financial resources than we have. Presently, the Company owns only five restaurants in a limited geographic market making comparisons with other companies difficult. For these reasons, the board did not believe that another public company could be identified with sufficient similar characteristics to the Company for use in establishing the fair value of the fractional share payment using this methodology. Consequently, the board decided further analysis of this valuation method was unwarranted.

Third party offers.    We are not aware of any firm offers to purchase the Company that have been made during the past two years by any unaffiliated person, nor did we solicit offers to purchase the Company prior to approving the going private transaction. Consequently, the board did not consider this factor in establishing the fair value of the stock.

Merger or consolidation plans.    We have not engaged in a merger or consolidation with another company or in the sale or other transfer of a substantial part of its assets in the last two years, so the board did not consider this factor in establishing the fair value of the stock.

Acquisition of control shares.    There have not been any purchases of the Company’s stock that would enable the buyer to exercise control of the Company. However, in the first quarter of 2001, Mr. Hrudka, our president and CEO, purchased 1,941,733 shares for assets valued at $1.50 per share. Please see “Transactions between the Company and Management” for additional details of the purchase. At that time the most recent market transaction in the stock had been at $1.00, but in the exercise of its fiduciary duties to the shareholders the board concluded that shares issued to an insider should be at the high end of an appropriate price range. In addition, Mr. Hrudka contributed assets, not cash, for these shares. Therefore, the board set the price at $1.50. For these reasons we did not consider Mr. Hrudka’s purchase of shares in establishing the fair value of our shares in connection with the stock split.

After consideration of all the forgoing factors, all of the directors, including Allen L. Haire, who is an independent board member, have determined that the reverse stock split proposal is procedurally and substantially fair to the shareholders of the Company, including the unaffiliated shareholders and those shareholders who own fewer than 1,500 shares. We have disclosed in this proxy statement all material factors, both positive and negative, considered by the board in determining the fairness of the reverse stock split. For a more detailed discussion of the negative factors that the board considered, please see “Potential Detriments of the Stock Split to Shareholders” below.

16

Potential Detriments of the Stock Split to Shareholders

There are potential detriments to shareholders who remain as holders of our stock after the reverse stock split and termination of registration under the Exchange Act. For example, although there may be only a limited market for our shares now, there will likely be no market after we go private. In addition, we will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act, reducing the rights of our remaining shareholders to obtain information about the Company. For a more detailed discussion of these issues, please see “The Impact of the Reverse Stock Split on the Company’s Shareholders” below.

However, the board determined that these disadvantages are outweighed by the potential cost savings that the Company should realize as a result of going private, which will benefit all shareholders who remain after the completion of the stock split. Please see “Background” and “Purpose and Reason for the Reverse Stock Split” above for further discussion of the expenses of registration and the Company’s experiences with respect to the benefits of registration.

Shareholders who own fewer than 1,500 shares will be cashed out in connection with the stock split and will not benefit if the Company’s financial condition improves or if it is sold for more than $1.00 per share in the future. However, there are presently no offers to purchase the Company and the stock split will allow small shareholders to liquidate their holdings for a price the board has determined is fair without paying typical transaction costs. For a more detailed discussion of the board’s determination of the purchase price, please see “Fairness of the Reverse Stock Split” above.

Shareholders should be aware that we are not distributing all of our available cash in connection with the stock split. As discussed above, the board believes $1.00 to be a fair price for the fractional shares and also that it is appropriate to retain cash to fund ongoing operations. We estimate that the cash payment for fractional shares will be $120,000 and that the other costs of the going private transaction will be approximately $30,000. The shareholders who are being cashed out hold only 3% of our outstanding stock. We intend to retain cash in excess of these amounts for the benefit of the remaining shareholders who own 97% of the Company. Please see “The Impact of the Reverse Stock Split on the Company’s Shareholders — Financial Effect” below for a more detailed discussion of these issues.

The stock split will affect Messrs. Hrudka, Fochtman and Haire individually. Although our year-end financials are not yet complete, we preliminarily estimate that, as of December 31, 2002 the Company’s net book value was $7,029,809, or $1.76 per share, and net earnings for 2002 was $29,423, or $0.01 per share. We estimate that the total cost of the going private transaction, including cash payments for fractional shares and expenses of the transaction, will be approximately $150,000. If we give effect to the stock split and related expenses as of December 31, 2002, net book value would have been $6,879,809, or $2,665 per share, and for 2002 would have been a net loss of $(20,577), or $(7.97) per share. Messrs. Fochtman and Haire

17

each own fewer than 1,500 shares, so they will not have any ownership interest in the Company after the stock split. The impact of the split on Mr. Hrudka’s interest in the Company’s book value and earnings as of December 31, 2002 can be summarized as follows:

	Before the Stock Split	After the Stock Split	Percentage Change
Shares Owned	3,630,972	2,347	3.1%
Share of Net Book Value	$6,390,511	$6,254,755	(2.1)%
Share of Net Earnings (Loss)	$36,310	$(18,706)	(151.5)%

Structure of Reverse Stock Split

We propose to split our common stock, no par value, 1,500 shares to one. The result of the stock split for each shareholder is as follows:

•	Registered Shareholders With Fewer Than 1,500 Shares. If you are a registered shareholder (meaning you own shares in your own name) of fewer than 1,500 shares on the effective date of the split, you will receive a cash payment instead of a fractional share of new stock. After the reverse split, you will have no further interest in our stock. You will not have to pay any service charges or brokerage commissions in connection with the stock split or your cash payment.

•	Registered Holder With 1,500 or More Shares. If you are a registered holder of 1,500 or more shares as of the effective date of the split, we will convert your shares into 1/1,500 of the number of shares you held immediately prior to the split, with a cash payment for any shares that would otherwise result in fractional new shares. For example, if you are a registered holder of 5,000 shares of common stock immediately prior to the date of the stock split, your shares will be converted to three shares of new common stock and you will receive a cash payment for 500 shares equal to $500.

•	Beneficial Owners of Shares. Nominees (such as a bank or broker) may have required procedures, and if you hold stock in street name you should contact your nominee to determine how you will be affected by the stock split. Please note: If you are a beneficial owner of fewer than 1,500 shares of stock or the beneficial owner of more than 1,500 shares, but not in an even multiple of 1,500, and you want to have your shares exchanged for a cash payment, you should instruct your nominee to transfer your shares into a record account in your name well in advance of the date we file the amendment to our articles of incorporation with the Ohio Secretary of State so that you will be considered a holder of record immediately prior to the effective date of the stock split. We intend to file the amendment to our articles of incorporation within ten business days following the proposal’s approval at the meeting, so you should contact your broker or other nominee before the meeting on <Meeting Date>.

18

If any certificate representing shares of our stock is not presented for exchange or cash payment, the new shares or the cash payment, as applicable, will be administered in accordance with the relevant abandoned property laws. Until new shares or cash payments have been delivered to the public official pursuant to the abandoned property laws, the cash payments or certificates will be paid to the shareholder or his or her designee, without interest, when the stock certificate has been properly presented for exchange or cash payment.

The reverse stock split is structured to be a “going private” transaction as defined in Rule 13e-3 under the Exchange Act because it is intended to, and, if completed, will likely terminate our reporting requirements under the Exchange Act. In connection with the stock split proposal, we are filing with the SEC a Schedule 13E-3 pursuant to Rule 13e-3 under the Exchange Act.

Exchange of Stock Certificates and Payment for Fractional Shares

If the reverse stock split is completed, each registered shareholder who holds fewer than 1,500 shares immediately prior to the stock split will cease to have any rights with respect to his or her shares and will only have the right to receive the cash payment in lieu of the fractional share to which he or she would otherwise be entitled. No service charges will be payable by shareholders in connection with the exchange of certificates or the issuance of new stock or cash payments — we will bear these expenses. Old stock certificates that are subsequently presented for transfer to a third party will not be transferred on the books and records of the Company until the certificates representing the shares have been exchanged for the cash payment or new stock certificates.

Our transfer agent, Computershare, will carry out the exchange of old stock certificates for post-split certificates. If you are a registered shareholder, you should have received a letter of transmittal with this proxy statement. Please complete and sign the letter of transmittal and return it with your stock certificate(s) to us so that you can receive new certificates and/or the cash payment for your shares. If the reverse split is not consummated, we will return your shares to you. Please contact your broker or other nominee if you hold your shares in “street name.”

Shareholders whose shares are eliminated and whose addresses are unknown to us, or who do not return their stock certificates and request payment, generally have a certain number of years from the date of the stock split to claim their cash payment. If no claim is made within this period, state law generally provides that these payments are deemed abandoned and forfeit to the state. The state law of the state of the last known residence of the shareholder, as shown on company records, usually governs. In Ohio, this holding period is six years, but the exact number of years may vary from state to state.

19

The Impact of the Reverse Stock Split on the Company’s Shareholders

Rights, Preferences and Limitations.    There are no material differences between the respective rights, preferences or limitations of our existing shares and the stock to be issued in connection with the split. No shareholder, whether affiliated or unaffiliated (other than the small shareholders), will have a material decrease in the percentage of the Company they own following the stock split and any decrease that will occur will equally apply to affiliated and unaffiliated shareholders. Any shareholder whose holdings are not in even multiples of 1,500 shares will experience a slight relative decrease in his or her ownership percentage after the split, but the maximum number of shares that could be affected would be 1,499. As an example, the percentage ownership interest of a shareholder with 50,000 shares would experience a relative decrease of 1% of his or her interest following the stock split due to the cancellation of the 500 odd lot shares in return for a cash payment. We have qualified our statements as “relative decreases” because the percentage of ownership of the remaining shareholders following the stock split, affiliated and unaffiliated, will be slightly increased to the extent of the cancellation of the small shareholders’ holdings and any other odd-lot holdings that are not in an even multiple of 1,500 shares. For example, a shareholder with 50,000 shares holds 1.25% of the outstanding stock before the split. After the stock split, this same shareholder will own approximately 1.28% of the outstanding shares.

We have no current plans to issue additional shares of stock, but we reserve the right to do so at any time and from time to time at prices and on terms that the board determines to be in the best interests of the Company and its shareholders. Persons who continue as shareholders following implementation of the stock split will not have any preemptive or other preferential rights to purchase any of the Company’s stock that may be issued in the future.

Conduct of the Company’s Business.    We expect our business and operations to continue as they are currently being conducted and the stock split is not anticipated to have any effect upon our business. After the stock split, Mr. Hrudka will remain as the Company’s president and chairman and Messrs. Fochtman and Haire will continue to serve on the board without receiving compensation as directors. Mr. Fochtman presently intends to retire as the Company’s chief financial officer after this year. Other than going private as described in this proxy statement, we have no current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of our assets; to change our board or management; to change materially our indebtedness or capitalization; or otherwise to effect any material change in our corporate structure or business.

Financial Effect.    The reverse stock split and the expenditures for professional fees and other expenses related to the transaction will not have a material effect on the Company’s balance sheet, statement of income, earnings per share, ratio of earnings to fixed charges or book value per share. Although our year-end

20

financials are not yet complete, we preliminarily estimate that, as of December 31, 2002, our working capital was $1,097,000 and cash and cash equivalents was $884,017. The cash payment for fractional shares is estimated to be $120,000. In order to estimate the cash payment for the fractional shares, we obtained a record list of shareholders and also a non-objecting beneficial owner, or NOBO, list from our transfer agent. Based on those lists, we determined the number of shareholders who own fewer than 1,500 shares as well as those shareholders who hold more than 1,500 shares of stock but not in even multiples of 1,500. Using this information, we estimated the total number of shares that would be cashed out in the split (approximately 120,000) and multiplied this figure by $1.00, the fractional share purchase price. The only consideration to be paid will be the cash payments for shares that would otherwise be converted into fractional shares. We estimate that other expenses of the going private transaction will be: fees and expenses of legal counsel — $20,000; fees and expenses of accountants — $5,000; printing and postage — $2,500; and miscellaneous — $2,500. We will use cash-on-hand as the sole source of funds for all transactional expenditures related to the reverse stock split.

Effect on Market for Shares.    If the reverse stock split is completed, we will have 2,582 shares outstanding and believe that 30 registered shareholders will remain (based on our most recent shareholder records). In addition, our directors and executive officers now own approximately 90.9% of our stock and will own approximately 93.7% of our stock after the stock split. Control of the Company by Mr. Hrudka will not be materially affected by the reverse stock split.

If the board terminates registration of our stock under the Exchange Act, which is its intention, there will be no public market for the new common stock. Please see also the information contained above in the subsection captioned “Purpose and Reasons for the Reverse Stock Split.”

Securities Laws Relating to the New Shares.    The new shares to be exchanged pursuant to the stock split are expected to be freely transferable under the Securities Act by those shareholders not considered “affiliates” of the Company. Shares of new stock acquired by persons who are “affiliates” of the Company will be subject to the resale restrictions of Rule 144 of the Securities Act.

Termination of the Exchange Act Registration.    After the reverse stock split is completed we intend to terminate the public registration of the Company’s stock with the SEC under the Exchange Act. Termination of our registration would substantially reduce the information we are required to furnish to our shareholders and to the SEC and would make certain provisions of the Exchange Act, such as proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to the Company. In addition, our executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit provisions of §16 of the Exchange Act. Upon termination of Exchange Act

21

registration, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

Important Federal Income Tax Consequences of the Stock Split

The significant federal income tax consequences to the Company and shareholders resulting from the reverse stock split are discussed below. This discussion is based on existing U.S. federal income tax law, which may change, even retroactively. Our analysis is not binding on the IRS and we cannot guaranty that the IRS or the courts will not adopt a position that is contrary to the statements contained in this proxy. This disclosure does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances, and many shareholders may be subject to special tax rules. In addition, this proxy does not discuss any state, local, foreign, or other tax considerations. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

Our analysis also assumes that you are one of the following: (i) a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (iv) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (v) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation. Our conclusions also assume that you have held and will continue to hold your shares as capital assets for investment purposes under the tax code.

We believe that the reverse stock split should be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to the Company. If you continue to hold new shares after the stock split, you should not recognize any gain or loss in the split, and you should have the same adjusted tax basis and holding period in your new stock as you had in your stock immediately prior to the stock split.

Your receipt of a cash payment in lieu of a fractional new share pursuant to the stock split will be a taxable transaction for federal income tax purposes. Accordingly, a shareholder who receives cash in lieu of a fractional new share should recognize gain or loss equal to the difference between the amount of cash received and the portion of the aggregate tax basis in his or her shares allocable to the fractional new share interest for which he or she received cash. If the shares of your stock were held as a capital asset on the date of the stock split, then your gain or loss will be a capital gain or loss. This capital gain or loss will be a long-term capital gain or loss if your holding period for the shares is longer than one year.

22

Appraisal Rights

There are no appraisal rights for any shareholder who dissents from approval of the reverse stock split proposal under our governing documents. Also, we have concluded that there are no appraisal rights for any shareholder who dissents from approval of the reverse stock split proposal under Ohio corporation law. Generally, in Ohio, shareholders have appraisal rights if they dissent to an amendment to a company’s articles of incorporation that changes issued shares or the terms of a particular class of shares that have certain preferential rights over other classes of shares. In addition, Ohio law permits a corporation to issue fractional shares and in lieu of issuing certificates representing the fractional shares to pay to the shareholders entitled to receive fractional shares an amount in cash specified as the value of the fractional shares. We refer you, however, to §§1701.74 and 1701.24 of the Ohio Revised Code which proscribe the rights of shareholders to dissent and general treatment of fractional shares in greater detail. There may exist other rights or actions under state law for shareholders who are aggrieved by reverse stock splits generally. Although the nature and extent of these rights or actions are uncertain and may vary depending upon the facts or circumstances, shareholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Recommendation of the Board

Our board recommends that you vote FOR the reverse stock split proposal. Proxies will be voted for the stock split unless you specify otherwise in your proxy.

Management

Joe Hrudka is the founder and principal shareholder of the Company. Since 1981 he has served as the Chairman of the Board and a director. Mr. Hrudka has served as Chief Executive Officer of the Company since November 1993. In 1997, he assumed the additional position of President. In 1964, Mr. Hrudka founded the original Mr. Gasket Company and served as Chairman of the Board and President until that Company was purchased by W.R. Grace in 1971. He was then employed as a Vice President of the Automotive Division of W.R. Grace from 1972 to 1974 and as a consultant to W.R. Grace during 1975 and 1976. From 1977 until the formation of the Company in 1981, Mr. Hrudka was a private investor.

Edmund L. Fochtman, Jr. has been a Vice President, Chief Financial Officer and Corporate Secretary of the Company since June 1997. He also served as our President from May 1993 to June 1997. Mr. Fochtman was elected a director of the Company in June 1988 and has served as a director of each of our subsidiaries since 1993. From 1976 to 1984, he served as Vice President of F.W. & Associates, Inc. From 1984 to 1986, Mr. Fochtman was a private investor.

23

Allen L. Haire has been Chairman of the Board and Chief Executive Officer of Enerco Technical Products, a manufacturer of gas-fired infra-red heating equipment, since July 1984. He was a manufacturer’s representative from 1977 to 1984. Mr. Haire has served on our board since June 1988.

Management’s Stock Ownership

The following table summarizes management’s stock ownership as of <Record Date>. The address of each of our directors and officers is c/o Performance Industries, Inc., 7740 E. Gelding Drive, Suite 2, Scottsdale, Arizona 85260. All of our directors have sole voting and investment power with respect to their shares. To our knowledge, other than Mr. Hrudka no one shareholder owns more than 5% of our stock.

Name	Shares Owned Before Stock Split	Percentage of All Shares Before Stock Split	Shares Owned After Stock Split	Percentage of All Shares After Stock Split
Joe Hrudka	3,630,972	90.9%	2,347	93.7%
Edmund L. Fochtman, Jr.	25	*	—	—
Allen L. Haire	375	*	—	—
All directors as a group	3,631,372	91.0%	2,347	93.7%

*	Less than 0.1%

Certain Market Information

The Company’s stock was originally listed on the NASDAQ National Market and subsequently on the NASDAQ Over-the-Counter Bulletin Board. In May 2000, our shares were removed from trading on the bulletin board. Since our delisting from the bulletin board, our stock has traded only sporadically on the Pink Sheets, which provides internet-based quotation services for over the counter stocks for market makers and brokers. To our knowledge, the last trade for our stock occurred on August 19, 2002 for a purchase price of one-tenth of a penny per share. We have not paid any dividends on our stock in the last two years.

Transactions between the Company and Management

In January 2001, the Company issued 1,941,733 shares of its stock to Mr. Hrudka in exchange for assets valued by the board at $2,912,600. The consideration for these shares consisted of:

•	Mr. Hrudka’s promissory note for $1,826,000. This note bears interest at 6% and is due December 31, 2003.

24

•	Mr. Hrudka’s assignment to the Company of two notes totaling $1.0 million payable by Performance Funding, LLC. These notes bear interest at 12%, payable monthly, and are due in May 2004.

•	Mr. Hrudka’s contribution to the Company of a partnership that owns an office building in Connecticut. The board valued this building at $86,000 for purposes of the contribution.

Financial Condition and Results of Operations

Results of Operations

The Quarter and Nine Months Ending September 2002 Compared to 2001

Our revenues were down $900,000 for the three months ending September 2002 versus September 2001. Revenues were down $2,700,000 for the nine months ending September 2002 versus September 2001. These declines were the result of the sale of our Citrus Heights store in November 2001. We also sold our Burlingame store in July 2002. The loss of sales for this store was partially offset by the sales from our new store in Superstition Springs, which opened in June 2002.

The net loss for the three months ending September 2002 was $268,000 versus a net loss of $256,000 for the same period in 2001. This can be attributed to the reduced revenues for 2002 versus 2001. The reduction in revenues also explains the reduction in net income from $173,000 to $138,000 for the nine months ending September 2002.

2001 Compared to 2000 and 2000 Compared to 1999

Revenues for 2000 of $19,793,000 were steady compared to revenues for 1999 of $19,326,000. The reduction in the net loss from $749,000 in 2000 to $661,000 in 1999 was mainly the result of a reduction in selling, general and administrative expenses.

Revenues declined $2 million from $19,793,000 in 2000 to $17,726,000 in 2001. The decline in sales through September amounted to $700,000 and was split proportionally between our six restaurants. After the terrorist attacks on September 11 sales dropped off dramatically. They were down $1,300,000 in the last four months with about $300,000 resulting from the sale of Citrus Heights in the last quarter of 2001.

We earned $510,000 in 2001 versus a loss of $661,000 in 2000. This improvement was the result of a reduction in selling, general and administrative expenses of $300,000 and a reduction in the loss on traded securities.

25

Liquidity and Capital Resources

We have sufficient cash flow to meet our current operating needs. Our slowest period is the late spring and summer when sales are seasonally slow. During this period, we will use some of our cash reserve for operations. Over the past several years, tighter cost control has lessened our reliance on cash reserves during this period.

In late 1998, we purchased Steamers Genuine Seafood Restaurant, an upscale seafood restaurant. In addition, the Bobby McGee’s Restaurant at the Embassy Suites in Burlingame, California was converted to a Steamers in January 2000. The nightclub continues to operate under the Bobby McGee’s name.

In the first quarter of 1999, we sold our Las Vegas, Nevada and La Mesa, California locations, and closed our La Jolla, California location. In April 1999, we closed the Bobby McGee’s in San Bernardino, California and in December 1999 we closed the Bobby McGee’s in Burbank, California. Both units were not profitable.

We opened a new restaurant called Buster’s Grill in January 2000. It is smaller and more casual than Buster’s. McGee’s Grill, in Citrus Heights, California was sold in November 2001.

We believe, but there can be no assurance, that the opening of new restaurants can be met from cash flow and financing for equipment.

2000 Change in the Company’s Certifying Accountant

On January 28, 2000, we were notified that McGladrey & Pullen, LLP. had acquired the attest assets of our independent auditors, Toback CPA’s P.C., and that Toback CPA’s would no longer serve as our auditors. McGladrey & Pullen, LLP was appointed as our new auditor. The decision to engage McGladrey & Pullen, LLP was approved by our board.

2001 Change in the Company’s Certifying Accountant

On February 28, 2001 we were notified McGladrey & Pullen, LLP that they would no longer serve as our auditors. Michael Masstricht, C.P.A. was appointed as our new auditor. The auditor’s report from McGladrey & Pullen, LLP for the year ended December 31, 1999 was modified due to the inability to obtain audit evidence for real estate held for sale in Mexico and a related note payable. The audit report on the 1998 financial statements from Toback CPA’s, PC did not contain an adverse opinion or a disclaimer of opinion, was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to terminate McGladrey & Pullen, LLP and engage Michael Maastrticht C.P.A. was approved by our board. During our two most recent fiscal years and the subsequent interim period proceeding the change there has been no disagreements with the Toback CPA’s or McGladrey & Pullen, LLP on any matter of accounting principles or practices financial statement disclosure, or auditing scope or procedure. There was no

26

consultation with the new auditors prior to engagement in regard to application of generally accepted accounting principles.

Financial and Other Information

27

Amendment to the Company’s Amended and Restated Articles of Incorporation	Exhibit A

28

PERFORMANCE INDUSTRIES, INC.
AND SUBSIDIARIES

Phoenix, Arizona

CONSOLIDATED FINANCIAL STATEMENTS
WITH ACCOUNTANTS’ REPORTS

as of December 31, 2001, 2000 and 1999

MICHAEL MAASTRICHT, CPA
Certified Public Accountant

Independent Auditor’s Report

To the Board of Directors and Shareholders
Performance Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Performance Industries, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Performance Industries, Inc. as of December 31, 1999, were audited by other auditors whose report was dated March 22, 2000.

We conducted the audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Performance Industries, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

September 25, 2002
Phoenix, Arizona

PERFORMANCE INDUSTRIES, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

(dollars in thousands)

December 31, 2001 and 2000

	2001	2000
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$722	34
Investment in trading securities	172	603
Investment in partnership	410	—
Accounts and other receivables	648	329
Receivable from sale of business	939	—
Note receivable from officer	117	156
Current portion of note receivable	—	150
Inventories	210	278
Prepaid expenses and other current assets	109	196
Deferred income taxes	10	10
Real estate held for sale	—	—

Total current assets	3,337	1,756
Property and equipment, net	2,364	2,992
Note receivable from officer	1,826	—
Note receivable, less current portion	—	—
Notes receivable from related party	1,250	250
Deferred income taxes	410	410
Other assets	436	794

Total assets	$9,623	6,202

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$87	$79
Accounts payable	639	603
Excess of outstanding checks over bank balance	—	180
Accrued employment costs	279	191
Accrued expenses and other current liabilities	1,158	1,167

Total current liabilities	2,163	2,220
LONG-TERM DEBT, less current portion	352	414

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock, par value $1.00 per share; authorized 100,000 shares; none issued
Common stock, no par value; authorized 5,000,000 shares; issued 4,374,665 shares; outstanding 4,069,450 and 2,181,050 respectively	33,028	31,202
Accumulated deficit	(23,091)	(23,601)
Accumulated other comprehensive income	—	(242)

	9,937	7,359
Treasury stock at cost	(2,829)	(3,791)

Total shareholders’ equity	7,108	3,568

Total liabilities and shareholders’ equity	$9,623	6,202

See accompanying notes to consolidated financial statements.

PERFORMANCE INDUSTRIES, INC.
AND SUBSIDIARIES

Consolidated Statements of Operations
(dollars in thousands, except per share data)
Years ended December 31, 2001, 2000 and 1999

	2001	2000	1999
Revenues:
Operating income	$17,726	19,793	19,326
Gain on securities	—	—	236
Interest income	293	67	85
Bad debt recovery, net	—	—	504
Other income, net	360	270	57

	18,379	20,130	20,208

Administrative and other expenses:
Cost of revenues	16,377	18,273	18,177
Selling, general, and administrative expenses	1,231	1,592	1,859
Interest expense	45	47	36
Losses on trading securities	215	1,129	—

	17,868	21,041	20,072

Income (loss) from operations before income taxes	511	(911)	136
Income tax (expense) benefit	(1)	250	(885)

Income (loss) from operations	510	(661)	(749)

Other losses from available-for-sale securities:
Unrealized loss on investment securities, net of tax	—	(31)	(174)

Net income (loss)	$510	(692)	(923)

Basic and diluted income (loss) per common share:
From operations	$0.12	$(0.30)	(0.34)

Net income (loss)	$0.12	$(0.32)	(0.42)

Basic and diluted weighted-average shares outstanding	4,122,637	2,181,672	2,198,256

See accompanying notes to consolidated financial statements.

PERFORMANCE INDUSTRIES, INC.
AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity
(dollars in thousands)
Years ended December 31, 2000, 1999 and 1998

	Common Stock		Treasury Stock			Accumulated other comprehensive income (loss)
	Amount	Number of Shares	Amount	Number of Shares	Accumulated Deficit		Total
December 31, 1998	$31,202	3,157,332	(3,760)	946,149	(22,228)	—	5,214
Net loss	—	—	—	—	(749)	—	(749)
Treasury stock purchased	—	—	(23)	23,021	—		(23)
Unrealized loss on securities, net of income tax	—	—	—	—	—	(174)	(174)

December 31, 1999	31,202	3,157,332	(3,783)	969,170	(22,977)	(174)	4,268
Net loss	—	—	—	—	(624)	—	(624)
Treasury stock purchased	—	—	(8)	7,112	—	—	(8)
Unrealized loss on securities, net of income tax	—	—	—	—	—	(68)	(68)

December 31, 2000	31,202	3,157,332	(3,791)	976,282	(23,601)	(242)	3,568
Net income					510		510
Common stock issued	1,826	1,217,333					1,826
Treasury stock reissued—net			962	(671,067)			962
Change in unrealized loss on securities, net of income tax	—	—	—	—	—	242	242

December 31, 2001	$33,028	4,374,665	(2,829)	305,215	(23,091)	—	7,108

See accompanying notes to consolidated financial statements.

PERFORMANCE INDUSTRIES, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(dollars in thousands)
Years ended December 31, 2001, 2000 and 1999

	2001	2000	1999
Cash flows from operating activities:
Net income (loss)	$510	(624)	(749)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	676	666	766
Decrease (increase) in trading securities	241	(977)	(789)
Unrealized loss (gains) on trading securities	190	1,191	(20)
Net loss on write-off of real estate held for sale	—	77	—
Gain on sale of property and equipment	(848)	(10)	(15)
(Recovery) bad debt expense	—	—	(12)
Deferred income taxes	—	1	885
Changes in assets and liabilities
Accounts receivable	(319)	123	(107)
Factored accounts receivable	—	—	150
Inventories	68	(73)	84
Prepaid expenses and other current assets	87	(77)	93
Other assets	358	19	40
Accounts payable	36	64	(40)
Accrued employment costs	88	(182)	(157)
Other current liabilities, net	(9)	(512)	48

Net cash provided (used) by operating activities	1,078	(314)	177

Cash flows from investing activities:
(Increase) decrease in receivables from sale of businesses	(939)	—	125
Investment in partnership	(410)	—
Payments received on notes receivable from related party	—	—	250
Payments on notes receivable	79	166	9
Disbursements on notes receivable from related party	(2,716)	—	(500)
Purchase of property and equipment	(401)	(547)	(1,032)
Net proceeds from sale of property and equipment	1,201	359	351
Purchase or sale of available-for-sale securities	242	74	(321)
Loan to officer	—	(156)	—

Net cash used by investing activities	(2,944)	(104)	(1,118)

See accompanying notes to consolidated financial statements.

PERFORMANCE INDUSTRIES, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)
(dollars in thousands)
Years ended December 31, 2001, 2000 and 1999

	2001	2000	1999
Cash flows from financing activities:
Proceeds from borrowings		—	492
Repayments of borrowings	(234)	(57)	(497)
Treasury stock issued (purchased)	962	(8)	—
Common stock issued	1,826	—	(23)

Net cash provided (used) by financing activities	2,554	(65)	(28)

Net increase (decrease) in cash and cash equivalents	688	(483)	(969)
Cash and cash equivalents, beginning of year	34	517	1,486

Cash and cash equivalents, end of year	$722	34	517

Supplemental disclosure of cash flow information
Cash paid interest	$45	47	57

Cash paid income taxes	$1	1	1

Supplemental schedule of noncash investing and financing activities:
Note receivable from sale of restaurant location	$939	—	325

See accompanying notes to consolidated financial statements.

PERFORMANCE INDUSTRIES, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)    Operations and Significant Accounting Policies:

Performance Industries, Inc. (the Company) is the parent company of its wholly-owned subsidiary Performance Restaurant Group, Inc. (restaurant company). The Company’s restaurant subsidiary sold a restaurant in Citrus Heights, California in November 2001. The Company’s continuing operations consist of restaurant locations in Arizona and California.

Principles of consolidation:

The consolidated financial statements include the accounts of Performance Industries, Inc. and its wholly-owned subsidiary. All significant inter-company balances and transactions are eliminated in consolidation.

Cash and cash equivalents

All highly liquid investments with an original maturity date of three months or less when purchased are considered to be cash equivalents.

Fair value of financial instruments

The carrying amount of other financial instruments including cash and cash equivalents, accounts receivable, notes receivable and current liabilities approximate the fair value of these instruments because of their short-term nature.

The carrying amount of long-term debt approximates fair value because the interest rates on the debt are comparable to current market rates on debt with similar terms.

Fiscal year

The Company’s year ends on December 31, but the sole operating entity is the restaurant subsidiary, which has a different year end. The restaurant company’s fiscal year ends on the last Sunday on or before December 31st. The years ended December 30, 2001, December 31, 2000 and December 26, 1999 each contained 52 weeks.

PERFORMANCE INDUSTRIES, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Advertising

Advertising costs are charged to operations as incurred. The Company incurred advertising expense of approximately $179,000, $231,000 and $206,000 during 2001, 2000 and 1999, respectively. There are no deferred advertising costs.

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s significant estimates relate to the realizability of certain receivables, valuation of net deferred tax assets, investments in marketable equity securities, and certain litigation contingencies.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventory consists of food and beverages at restaurant locations.

Property and equipment

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 10 years. Leasehold improvements are depreciated over the shorter of the life of the asset or the remaining term of the related lease.

Investment in marketable equity securities

Trading securities are held for resale in anticipation of short-term fluctuations in market prices. Trading securities, consisting primarily of actively traded equity securities, are stated at market value. Realized and unrealized gains and losses are included in income.

Available-for-sale securities consist of marketable equity securities not classified as trading. Available-for-sale securities are stated at market value, and unrealized holding gains and losses, net of the related deferred tax effect, are reported as a separate component of shareholders’ equity.

PERFORMANCE INDUSTRIES, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Investment in marketable equity securities (continued)

Gains and losses on the sale of securities are determined using the specific identification method.

The Company invests in common shares of publicly traded companies. Such investments are exposed to various risks such as interest rate, market and credit. Due to the level of risk associated with such investments and the level of uncertainty related to changes in the value of such investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment balances and the amounts reported in the financial statements.

Income taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax benefit (expense) is the tax receivable (payable) for the period and the change during the period in deferred tax assets and liabilities excluding the tax effect on unrealized holding gains on available-for-sale securities.

Income (loss) per common share

Basic loss per common share is computed by dividing the loss attributable to the common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed using the weighted average number of shares of common stock outstanding plus the dilutive effect of any stock options. The effect of the options have not been included in the computation of diluted loss per common share because their inclusion would have had an anti-dilutive effect in 1999. The stock option plan was discontinued in 2000.

Concentration of credit risk

The Company periodically holds cash deposits in excess of Federally insured limits.

Reclassifications

Certain reclassifications have been made to the financial statements for 2000 and 1999 to conform to the financial statement presentation for 2001 with no effect on net income.

PERFORMANCE INDUSTRIES, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Investment in partnership

The investment represents an interest in a partnership and is accounted for by the equity method, which is stated at cost plus or minus the Company’s share of the entity’s income or loss since the date acquired.

(2)    Investment in Marketable Equity Securities

A summary of investment earnings (losses) recognized in income during the years ended December 31, 2001 and 2000 is as follows (in thousands):

	2001	2000	1999
Trading securities:
Realized gains, net	$132	99	216
Change in unrealized gains (losses), net	(347)	(1,191)	20

	215	(1,092)	236

Available-for-sale securities:
Realized losses	—	(37)	—

	—	(37)	—

	$215	(1,129)	236

(3)    Property and equipment

The components of property and equipment consist of the following (in thousands):

	2001	2000
Restaurant equipment	$1,499	1,736
Furniture and fixtures	834	941
Transportation equipment	—	438
Vehicle	50	—
Leasehold improvements	2,285	2,592
Equipment held under capital leases	204	245
Construction in progress	67	—

	4,939	5,952
Less accumulated depreciation	2,575	(2,960)

	$2,364	2,992

PERFORMANCE INDUSTRIES, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(4)    Other Assets

Other assets consist of the following (in thousands):

	2001	2000
Classic automobiles	$—	206
Deposits and other	71	127
Liquor licenses	80	118
Restaurant small wares	285	343

	$436	794

(5)    Long-Term Debt and Capital Lease Obligations

Long-term debt and capital lease obligations consist of the following (in thousands):

	2001	2000
Line of credit, bank, allowing for borrowing up to $492,000, with monthly interest payments at 8.25%, collateralized by substantially all of the Company’s personal property, receivables and inventory and personally guaranteed by the majority shareholder, due January 29, 2000. Subsequent to year-end, the line was converted to a term note with the principal balance increased to $517,000, with monthly principal payments of $8,200 including interest at 8.25% to change to prime plus .25% after three years, due January 2007, collateralized by the above-mentioned assets and personally guaranteed by the majority shareholder.
	$404	465
Capital lease obligations	35	28

	439	493
Less current portion	87	79

Approximate future maturities of long-term debt for the next five years as of December 31, 2001 are as follows (in thousands):

2003	$85
2004	81
2005	85
2006	93
2007	8

$352

PERFORMANCE INDUSTRIES, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(6)    Accrued and Other Current Liabilities

At December 31, 2001 and 2000, the components of accrued expenses and other current liabilities consist of the following (in thousands):

	2001	2000
Gift certificates and advance customer deposits	$151	217
Litigation settlements and estimated claims	46	69
Sales taxes payable	108	145
Other accruals	354	237
Environmental liability	499	499

	$1,158	1,167

(7)    Leases

The Company’s restaurant subsidiary leases six restaurant locations and office and warehouse facilities under operating leases. One of these leases is personally guaranteed by the majority shareholder through June 2002. These leases expire at various dates through 2010 and require aggregate annual payments of approximately $923,000. Certain of the leases also contain provisions for contingent rental payments ranging from 3% to 9% of sales. During 2001, 2000 and 1999 the restaurants incurred contingent rentals of approximately $432,000, $381,000, and $339,000, respectively.

Future minimum lease payments for noncancelable operating leases as of December 31, 2001 are as follows (in thousands):

Operating leases

2002	$923
2003	931
2004	952
2005	916
2006	588
Thereafter	330

$4,640

Rent expense for operating leases including contingent rentals, common area maintenance and other charges was approximately $1,326,000, $1,451,000 and $1,568,000 for 2001, 2000 and 1999, respectively.

PERFORMANCE INDUSTRIES, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(8)    Income Taxes

The provision for income tax (expense) benefit consists of the following (in thousands):

	2001	2000	1999
Federal:
Current	$—	—	—
Deferred	—	251	(884)
State and local	(1)	(1)	(1)

Total income tax (expense) benefit	$(1)	250	(885)

The following is a reconciliation between the income tax (expense) benefit from continuing operations and income taxes calculated at the statutory Federal income tax rate. (in thousands):

	2001	2000	1999
Income tax (expense) benefit at statutory rate	$(173)	306	(48)
State income taxes	(36)	70	(11)
Tax effect of valuation allowance on deferred tax assets	209	(52)	(378)
Expiration and loss of net operating loss carryforwards	—	—	(509)
Permanent differences and other	—	74	61

Income tax (expense) benefit from continuing operations	$—	250	(885)

PERFORMANCE INDUSTRIES, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and operating loss and tax credit carry forwards. Significant components of the Company’s net deferred tax assets consist of the following (in thousands):

	2001	2000
Current deferred tax assets:
Unrealized losses on securities	$51	56
Allowances not currently deductible	—	43

	51	99
Valuation allowance	(41)	(88)

Net current deferred tax asset	$10	10

Non-current deferred tax assets:
Difference between book and tax bases of assets	$412	402
Contribution carryforwards	27	27
Capital loss carryforwards	—	82
Net operating loss carryforwards	7,256	8,265
General business credit carryforwards	66	66

	7,761	8,842
Valuation allowance	(7,351)	(8,432)

Net non-current deferred tax asset	$410	410

During the year ended December 31, 1999, the Company increased its valuation allowance for the deferred tax asset as management believed that the net operating losses will not be fully utilized in future years. Realization of deferred tax assets is dependent upon sufficient future income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. During 1999, the Company lost the benefit of a portion of its Federal and state net operating loss carryforwards due to reaching the expiration date of the carryforwards. During 2001, the Company reduced its valuation allowance for the deferred tax asset as management believes that more net operating losses will be utilized in future years than was originally anticipated.

PERFORMANCE INDUSTRIES, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company has available at December 31, 2000, Federal net operating loss carryforwards and unused general business credits, which may provide future tax benefits as follows (in thousands):

Year of expiration	Unused Federal net operating loss carryforwards	Unused general business credits
2003	$—	37
2005	390
2006	3,866
2007	7,015
2008	2,967
2009	3,257	29
2010	1,117
2011	441
2012	483
2013	276
2019	921

	$20,733

The Company has net operating loss carryforwards for state income tax purposes of approximately $1,680,000, which expire from 2002 through 2004.

(9)    Stock Option Plan

The Company had a stock option plan which provided for a maximum of 500,000 shares of common stock that could be issued to employees, directors or consultants of the Company and its subsidiaries. The plan was discontinued in 2000.

(10)    Restaurant Sales

In November 2001, the Company sold a restaurant in Citrus Heights, recording gain of $752,714.

PERFORMANCE INDUSTRIES, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(11)    Commitment and Contingencies

Litigation

The Company is involved in various other claims and legal actions arising in the ordinary course of business. These claims include product liability claims, environmental matters and employment disputes. Management intends to vigorously defend these claims and believes them to be without merit.

Accrued liabilities at December 31, 2001 include approximately $46,000 for potential litigation settlements on various claims (see Note 6). In the opinion of management, any additional liabilities related to legal actions will not have a material adverse effect on the Company’s consolidated financial position.

Environmental Matters

An investigation of environmental matters related to facilities and property previously owned and leased by the Company was performed during 1991 and 1992 with certain reports indicating areas of environmental contamination or potential contamination. Management believes that certain predecessors-in-interest may bear either full or partial liability for remediation of affected areas. Certain predecessors-in-interest and governmental agencies were notified by the Company of related possible liabilities. In addition, the Company notified its insurance carriers of potential claims under its general liability and property insurance coverage from prior years.

The Company accrued the estimated minimum remediation costs of approximately $500,000 in prior years. These costs are included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

All appropriate county, state and federal agencies were notified regarding contamination. To management’s knowledge, no response was made by any notified governmental agency nor were the facilities inspected by any such agency. However, the Company may, at a later date, be ordered to undertake further testing and/or remediation at the locations.

PERFORMANCE INDUSTRIES, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(12)    Related Party Transactions

During 1999, the Company loaned Performance Funding, L.L.C. $500,000. Members of Performance Funding, L.L.C. include the Chairman and President of the Company, and the Vice-President of Operations and CFO. The balance of this note at December 31, 2001 and 2000 was $250,000 with interest being paid monthly at 12%. Interest paid in 2001 and 2000 was $30,000 and $30,000 respectively. The note is due in May 2004. The loan is unsecured.

During the year the Company issued an additional 1,941,733 shares (1,217,333 shares of new common stock and 724,400 shares of reissued treasury stock) to an officer for $2,912,600. The shares were paid for as follows:

Note receivable from officer	$1,826,000
Contribution of interest in partnership to the Company	86,600
Assignment of notes due to officer by Performance Funding, LLC	1,000,000

$2,912,600

The note for $1,826,000 bears interest at 6% and is due on December 31, 2003. The notes totaling $1,000,000 bear interest at 12%, payable monthly, and are due in May 2004. Interest received on these notes in 2001 was $109,560 and $109,887 respectively.

PERFORMANCE INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Nine Months Ended September 29, 2002 and October 7, 2001

The accompanying unaudited consolidated financial statements of Performance Industries, Inc. and its subsidiaries do not include all information and footnotes required by accounting principals generally accepted in the United States of America for complete financial statements. However, in the opinion of management, these financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of Performance Industries as of September 29, 2002, and the results of its operations and cash flows for the periods presented. These financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2001 and the related notes.

PERFORMANCE INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEET

September 29, 2002 and December 30, 2001

	09/29/02	12/30/01
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	488	722
Investment In Trading Securities	809	173
Investment In Partnership	410	410
Accounts and Other Receivables, Less Allowance for Doubtful Accounts	459	647
Receivable From Sale of Business	0	939
Notes Receivable	123	117
Inventories	153	210
Prepaid Expenses and Other Current Assets	135	109
Deferred Income Taxes—Current	10	10

Total Current Assets	2,586	3,338
Property and Equipment	2,986	2,364
Note Receivable From Officer	1,826	1,826
Note Receivable From Related Party	1,250	1,250
Deferred Income Taxes	410	410
Other Assets	437	436

Total Assets	9,495	9,624

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current Portion of Long-Term Debt and Capital Lease Obligations	99	87
Accounts Payable	372	639
Excess of Outstanding Checks
Accrued Employment Costs	212	279
Accrued Expenses and Other Current Liabilities	936	1,158

Total Current Liabilities	1,619	2,163
Long-Term Debt and Capital Lease Obligations, Less Current Portion	723	352
SHAREHOLDERS’ EQUITY:
Common Stock	32,933	33,028
Accumulated Deficit	(22,952)	(23,090)
Unrealized Holding Loss On Securities Available For Sale	0	0

	9,981	9,938
Treasury Stock at Cost	(2,829)	(2,829)

Total Shareholders’ Equity	7,152	7,109

Total Liabilities and Shareholders’ Equity	9,495	9,624

PERFORMANCE INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED INCOME STATEMENT

Nine Months Ended September 29, 2002 and October 7, 2001

	09/29/02	10/07/01
Revenues:
Operating income	11,050	13,740
Gain on securities
Interest income	214	25
Bad debt recovery, net
Other income, net	37	11

	11,301	13,776

Administrative and Other Expense
Cost of revenues	10,431	12,880
Selling, general, and administrative expenses	672	995
Interest expense	39	0
Losses on trading securities	21	(272)

	11,163	13,603

Income (loss) from operations before income taxes	138	173
Income tax (expense) benefit	0	0

Income (loss) from operations	138	173

Other losses from available-for-sale securities

Net income (loss)	138	173

Income (loss) per common share:
From operations	0.03	0.08

Net income (loss)	0.03	0.08

Shares outstanding	4,005,945	2,181,050

PERFORMANCE INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

Nine Months Ended September 29, 2002 and October 7, 2001

	09/29/02	10/07/01
Cash flows from operating activities:
Net income (loss)	138	173
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	395	505
Decrease (increase) in trading securities	(636)	222
Gain on sale of property and equipment	0	0
(Recovery) bad debt expense	2	3
Deferred income taxes	0	0
Changes in assets and liabilities
Accounts receivable	186	98
Inventories	58	51
Prepaid expenses and other current assets	(26)	64
Other assets	(1)	0
Accounts payable	(267)	(117)
Excess of outstanding checks	0	(180)
Accrued employment costs	(67)	63
Other current liabilities, net	(222)	(223)

Net cash provided (used) by operating activities	(441)	659

Cash flows from investing activities:
(Increase) decrease in receivables from sale of business	939	0
Investment in partnership	0	0
(Increase) in note receivable from related party	0	(103)
(Increase) decrease in note receivable	(6)	101
Purchase of property and equipment	(1,017)	(240)
Net proceeds from sale of property and equipment	0	0

Net cash provided (used) by investing activities	(83)	(242)

Cash flows from financing activities:
Proceeds from borrowings	504	0
Repayments of borrowings	(120)	(61)
Treasury stock issued (purchased)	(95)	(25)
Common stock issued	0	0

Net cash provided (used) by investing activities	289	(86)

Net increase (decrease) in cash and cash equivalents	(235)	331
Cash and cash equivalents, beginning of year	722	34
Cash and cash equivalents, period end	488	365

PERFORMANCE INDUSTRIES, INC. AND SUBSIDIARIES
Book Value Per Share of Common Stock

September 29, 2002

09/29/02
Shares Outstanding	4,005,945
Shareholder’s equity	7,152
Shareholder’s equity per share	1.79

Ratio of Earnings to Fixed Charges
September 29, 2002, October 7, 2001, December 30, 2001 and December 31, 2000

	09/29/02	10/07/01	12/30/01	12/31/00
Fixed charges	39	0	45	47
Earnings	177	173	556	(864)
Ratio of earnings to fixed charges	4.54	0	12.36	(.054)

Exhibit A

“FOURTH:

A. Authorized Capital Stock. The aggregate number of shares of all classes of stock that the Corporation is authorized to issue is 103,333 shares, consisting of:

(1) 3,333 shares of common stock without par value (the “Common Stock”); and

(2) 100,000 shares of serial preferred stock, having a par value of $1.00 per share (the “Preferred Stock”).

“TWELFTH: Reverse Split of Common Stock. Each outstanding share of Common Stock as of <Split Date> (the “Split Date”) shall be exchanged for 1/1,500 of a share of Common Stock. Each certificate that prior to the split date represented shares of Common Stock shall then represent the number of shares of Common Stock into which such shares are split hereby; provided, however, that each person holding of record a stock certificate or certificates that prior to the Split Date represented shares of Common Stock shall receive, upon surrender of each such certificate or certificates, a new certificate or certificates representing the number of shares of Common Stock to which such person is entitled. No new certificates representing fractional shares will be issued. Instead, the Corporation will pay the fair value, as determined in the good faith judgment of the Corporation’s Board of Directors, for shares of stock that would otherwise be converted into fractional shares as a result of the stock split.”

PROXY	Performance Industries, Inc. Special Meeting of Shareholders	PROXY

7740 E. Gelding Drive, Suite 2, Scottsdale, Arizona 85260

<Meeting Date> at 10:00 A.M. local time

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Joe Hrudka and Edmund L. Fochtman, Jr., or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Special Meeting of the Shareholders of Performance Industries, Inc. to be held on <Meeting Date>, 2002, at 7740 E. Gelding Drive, Suite 2, Scottsdale, Arizona 85260, beginning at 10:00 A.M. local time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present at the Meeting or any adjournments thereof in the manner indicated below, all as set forth in the <Notice Date> Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement of Performance Industries, Inc.

Please mark your choice like this ☒ in blue or black ink. The Board of Directors recommends that you vote for the reverse stock split.

Proposal: amendment of the Articles of Incorporation to effect a 1,500 to one reverse stock split of common stock.

For the Reverse Stock Split ☐

Withhold From the Reverse Stock Split ☐

Abstain From the Reverse Stock Split ☐

Please date, sign and return promptly. Signature should be exactly as name or names appear on the envelope in which you received this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.

Dated: , 2003

Signature

Signature if held jointly

I plan to attend the meeting: Yes ☐ No ☐

This proxy will be voted for the reverse stock split unless otherwise indicated.

Letter of Transmittal

To Accompany Shares of Common Stock of

Performance Industries, Inc.

This letter of transmittal may be used to transmit certificates for shares of common stock of Performance Industries, Inc. pursuant to the 1,500 to one reverse stock split of the company’s common stock described in the proxy statement dated <Notice Date>, the receipt of which is hereby acknowledged. Instead of issuing any fractional shares, the company will pay the fair value, which the Board of Directors has determined to be $1.00, for those shares of stock that would otherwise be converted into fractional shares as a result of the reverse stock split. Certificates may be sent or delivered to the company’s transfer agent at the following address:

ComputerShare Trust Company Inc.

350 Indiana Street, Suite 800

Golden, Colorado 80401

Please sign this letter of transmittal in the space provided below and complete and sign the substitute form W-9 provided at the back of this letter of transmittal.

The instructions should be read carefully and all applicable blanks completed.

I. The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer such shares listed below and does hereby return such shares pursuant to the terms and conditions of the reverse stock split as described in the proxy statement. The undersigned certifies that Performance Industries, Inc. will acquire good and unencumbered title to such shares upon receipt.

DESCRIPTION OF SHARES HELD PRIOR TO THE REVERSE STOCK SPLIT

Name(s) and Address(es) of Registered Holder(s) (Please Fill In, if Blank, Exactly as Name(s) Appear(s) on Certificate(s))	Certificate(s) and Share(s) Held

	Certificate Number(s)	Shares Evidenced by Certificate

Total Shares:

Total Shares Divided by 1,500:

II. SHARES AND/OR CASH PAYMENT FOR FRACTIONAL SHARES TO BE RECEIVED PURSUANT TO THE REVERSE STOCK SPLIT:

The total shares held divided by 1,500 represents the number of new certificate(s) you will receive pursuant to the reverse stock split. If you hold less than 1,500 shares, or if there are any shares remaining after dividing your total shares by 1,500, this number, multiplied by $1.00, represents the cash payment you will receive for these fractional shares. For example, if you have enclosed 3,100 shares, you will receive a stock certificate for two shares and a cash payment of $100.00.

III. SIGNATURE

X

X

(Signature(s) of Holder(s) or Authorized Signatory)

Dated:

Name(s):

(Please Print)

Capacity (if applicable):

Address(es) (including zip or postal code and country):

Area Code and Telephone No.:

If your shares have been lost, stolen or destroyed please see instruction number 7 below.

Sections IV and V are to be completed ONLY if issuance or delivery is to be to a name or address other than as shown above.

VI. SPECIAL ISSUANCE INSTRUCTIONS

ISSUE PAYMENT TO:

Social Security or Tax I.D. No.

Name:

Address:

(City)                                     (State)                                         (Zip)

V. SPECIAL MAILING INSTRUCTIONS

MAIL PAYMENT TO:
Name:

Address:

(City) (State) (Zip)

Instructions

1.	Certificates should be included with this letter of transmittal. A photocopy or facsimile of a letter of transmittal may also be used to transmit your shares.

2.	Sign and date the letter of transmittal. If the certificates are owned of record by two or more shareholders, all holders should sign the letter of transmittal. If you have securities registered differently on separate certificates, separate letters of transmittal should be submitted for each different registration of certificates.

3.	Certificates tendered by executors, administrators, trustees, guardians, corporations and the like should be accompanied by proper evidence of authority of the person who executes the letter of transmittal The adequacy of this evidence must be established to the satisfaction of Performance Industries, Inc.

4.	New certificates and payment for fractional shares will be issued and mailed to the registered holder unless instructions to the contrary are contained in sections IV and V above.

5.	Complete and sign substitute Form W-9 at the end of the letter of transmittal. Failure to complete this section may result in backup withholding on any payments made to you.

6.	The letter of transmittal and certificates should be delivered as indicated on the first page of this letter. The method you use to deliver the letter of transmittal and certificates is at your option and risk.

7.	Any shareholder whose stock certificate(s) has been lost, stolen or destroyed should complete the lost certificate affidavit on the next page:

Lost Certificate Affidavit

The undersigned hereby certifies that he, she or it is the rightful owner of the shares listed below and that the certificates representing such shares have been lost, stolen or destroyed. The undersigned agrees to indemnify Performance Industries, Inc. and its successors against any future claims incurred by it due to the loss of these certificates.

Certificate Number	Shares

Please sign and date below. All registered holders should sign exactly as their name appears on the certificates.

X

X

(Signature(s) of Holder(s) or Authorized Signatory)

Dated:

Name(s):

(Please Print)

Capacity (if applicable):

Address(es) (including zip or postal code and country):

Area Code and Telephone No.:

Substitute Form W-9 (U.S. Citizens & Residents)

If you are a citizen of the U.S. or a foreign person residing in the U.S., please provide your tax identification number and certify by signing and dating below. Failure to do so will result in a withholding of taxes.

Social Security Number or Employer I.D. Number:

Certification: Under penalties of perjury, I certify that:

1.	The information provided on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

3.	I am a U.S. person (including a U.S. resident alien).

Signature:	Date: